Exhibit 99.2
1135 Terminal Way, Suite 207B
Reno, Nevada 89502
Toll Free Phone 1-866-448-1073
Toll Free Fax 1-866-786-6415

August 11, 2008

Infrastructure Materials Corp. US
1135 Terminal Way, Unit 106
Reno Nevada 89502

Gentlemen:

This letter sets forth the basic terms of an offer by Silver Reserve Corp., a Delaware corporation (“Siler Reserve”) regarding the acquisition by Silver Reserve of all of the capital stock of Infrastructure Materials Corp. US, a Nevada corporation (“Infrastructure US”) for consideration of 1,500,000 common shares of Silver Reserve. We understand that Infrastructure US holds all of the capital stock of Infrastructure Materials Corp. Canada, an Alberta corporation (“Infrastructure Canada”). Infrastructure US and Infrastructure Canada each have limestone mineral properties in the United States and Canada, respectively, and both companies are in the process of acquiring additional limestone mineral properties (collectively, the “Limestone Properties”).

1. Purchase Price. The purchase price for all of the capital stock of Infrastructure US would be the issuance at closing of 1,500,000 common shares of Silver Reserve as fully paid and non-assessable shares.

2. Title to Claims. Silver Reserve will require adequate evidence of title to the Limestone Properties, as such mineral assets have been presented to Silver Reserve.

3. Audited Financials. Prior to closing, Infrastructure US will provide Silver Reserve with a consolidated audited financial statement covering Infrastructure US and Infrastructure Canada for the period since inception.

4. Definitive Agreement and Board Approval. This understanding is subject to, among other things, (i) the negotiation of a mutually satisfactory Purchase Agreement and related agreements with such standard representations, warranties, conditions and terms as may be agreed upon by the parties, and (ii) approval by the board of directors of Silver Reserve.

5. Due Diligence. This understanding is further subject to Silver Reserve's satisfactory completion of its due diligence review. Silver Reserve shall endeavor to complete its due diligence review in the 30 days following the date that this letter is fully executed by both parties, or such later date as the parties may agree.

6. Fees and Expenses. Each party will be responsible for paying all fees and expenses incurred on its account in connection with the proposed transaction, including fees of accountants and counsel.

We understand that this is a letter of intent and is not legally binding in any respect. It is specifically agreed that the parties will negotiate in good faith.

If the foregoing is acceptable, please indicate your agreement in the space provided below.

Very truly yours,

SILVER RESERVE CORP.

By: /s/ Mason Douglas
Mason Douglas
President

AGREED AND ACCEPTED
THIS 12th DAY OF AUGUST, 2008:

Todd Montgomery
The sole Shareholder of Infrastructure Materials Corp. US

By:	/s/	Todd Montgomery
Todd Montgomery